EXHIBIT 99.1

CAS Medical Systems Reports Third Quarter 2012 Financial Results

Worldwide FORE-SIGHT® Sales Increase 48%

Conference Call Begins at 10:00 A.M. ET Today

BRANFORD, Conn., Nov. 8, 2012 (GLOBE NEWSWIRE) -- CAS Medical Systems, Inc. (Nasdaq:CASM) (CASMED) today reported financial results for the three and nine months ended September 30, 2012. Total worldwide sales in the third quarter were $6.1 million. This represents a return to growth with a 6% gain over the prior-year third quarter. The net loss applicable to common stockholders for the third quarter of 2012 was $1.8 million, or ($0.14) per common share, compared with a net loss applicable to common stockholders of $2.1 million, or ($0.16) per common share, for the third quarter of 2011. Highlights of the third quarter include:

  Worldwide FORE-SIGHT Tissue Oximetry sales increased 48% over the third quarter of 2011, led by a 63% increase in domestic FORE-SIGHT sales.

  Domestic FORE-SIGHT sensor sales increased 46% for the quarter and 50% for the first nine months of 2012 over the prior-year periods.

  The installed base of FORE-SIGHT units reached 696 as of September 30, 2012, up 36% over the prior year with 58 units added during the third quarter.

  Gross profit improved by 3 percentage points over the third quarter of 2011 to 41% due, in part, to increasing FORE-SIGHT sensor sales and manufacturing productivity gains.

  A debt financing agreement was secured from East West Bank which includes a $3.5 million term loan as well as a line of credit up to $2.5 million which remains undrawn.

  Cash, cash equivalents, and short-term investments were $11.1 million as of the close of the quarter.

Management Commentary

"Our focus on driving FORE-SIGHT sales is being rewarded with consistently positive results," said Thomas M. Patton, President and Chief Executive Officer of CASMED. "Growth in FORE-SIGHT sales this past quarter reflects the steps we have taken to employ dedicated sales representatives along with a network of quality distributors. Our expanded worldwide installed base together with a healthy utilization of our technology by our clinical customers are driving significant increases in sensor sales. CASMED continues to reinforce the message to the medical community of the importance of FORE-SIGHT and the problem of oxygen desaturation events during surgical procedures, and our message is starting to resonate. We continue to be comfortable that our installed base of FORE-SIGHT monitors will reach 750 by the end of the year."

He added, "We strengthened our distribution network for traditional monitoring products during the first half of the year and, as a result, recorded solid sales of vital signs monitors to Veterans Administration hospitals prior to the September 30 Federal Government fiscal year-end. Although vital signs monitor sales were down during the quarter from the prior year, the pace of decline has slowed. We look forward to launching a new state-of-the-art monitor in the first half of 2013 that will further support traditional vital signs monitoring sales."

Mr. Patton concluded, "Our growth in net sales, our tissue oximetry results, and our increased margins this past quarter demonstrate that we are executing on the goal we set two years ago to remake CASMED."

Financial Results

For the third quarter of 2012, CASMED reported net sales of $6.1 million, an increase of $0.3 million, or 6%, from the third quarter of 2011.  Worldwide FORE-SIGHT Oximetry sales were $2.0 million, up 48% over the prior year period, led by increases in FORE-SIGHT domestic sales which were up 63% over the prior year period. The Company's worldwide installed base of FORE-SIGHT monitors was 696 as of September 30, 2012, an increase of 58 monitors for the third quarter. Traditional monitoring sales totaled $4.2 million for the third quarter of 2012, compared with $4.5 million for third quarter of 2011, and reflect strong vital signs monitor sales to the U.S. Government.

The net loss applicable to common stockholders for the third quarter of 2012 was $1.8 million, or ($0.14) per common share, compared with a net loss applicable to common stockholders for the third quarter of 2011 of $2.1 million, or ($0.16) per common share.

For the nine months ended September 30, 2012, CASMED reported net sales of $16.7 million, compared with $17.1 million for the nine months ended September 30, 2011. The net loss applicable to common stockholders for the first nine months of 2012 was $6.0 million, or ($0.45) per common share, compared with a net loss applicable to common stockholders of $4.8 million, or ($0.36) per common share, for the same period of 2011.

The Company had cash, cash equivalents, and short-term investments of $11.1 million as of September 30, 2012.

Conference Call Information

CASMED will host a conference call for investors and analysts today beginning at 10:00 A.M. ET to discuss third quarter 2012 results and answer questions. Representing CASMED on the call will be Thomas Patton, President and CEO, and Jeffery Baird, CFO.

To participate in the call please dial (866) 239-5859 (domestic) or (702) 495-1913 (international). A live audio webcast of the conference call will also be available on the Company's website at www.casmed.com.

A telephone replay will be available by dialing (855) 859-2056 (domestic) or (404) 537-3406 (International) from 1:00 P.M. ET November 8th through 11:59 P.M. ET November 14th. Please use access code 48776781. An archive of the webcast will be available on the Company's website for 30 days.

About CASMED® – Monitoring What's Vital

CASMED is a leading developer and manufacturer of medical devices for non-invasive patient monitoring. The Company's FORE-SIGHT Absolute Cerebral Oximeter provides a highly accurate, non-invasive, continuous measurement of absolute cerebral tissue oxygen saturation. Direct monitoring of tissue oxygenation provides a superior and powerful tool to alert clinicians to otherwise unrecognized and dangerously low levels of oxygenation of the brain and other tissues, thereby allowing them to intervene appropriately in the care of their patients. In addition to FORE-SIGHT Oximeters and accessories, the Company provides a line of bedside patient vital signs monitoring products, proprietary non-invasive blood pressure monitoring solutions for OEM use, neonatal intensive care supplies, and service. CASMED products are designed to provide unique monitoring solutions that are vital to patient care.

For further information regarding CASMED, visit the Company's website at www.casmed.com.

Statements included in this press release, which are not historical in nature, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements relating to the future performance of the Company are subject to many factors including, but not limited to, the customer acceptance of the products in the market, the introduction of competitive products and product development, the impact of any product liability or other adverse litigation, working capital and availability of capital, commercialization and technological difficulties, the impact of actions and events involving key customers, vendors, lenders and competitors and other risks detailed in the Company's Form 10-K for the year ended December 31, 2011, and other subsequent Securities and Exchange Commission filings.

Such statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements. When used in this press release the terms "anticipate", "believe", "estimate", "expect", "may", "objective", "plan", "possible", "potential", "project", "will", and similar expressions identify forward-looking statements. The forward-looking statements contained in this press release are made as of the date hereof, and we do not undertake any obligation to update any forward-looking statements, whether as a result of future events, new information or otherwise.

(Tables to follow)

CAS MEDICAL SYSTEMS, INC.
STATEMENTS OF INCOME
Unaudited

	Three Months	Three Months	Nine Months	Nine Months
	Ended	Ended	Ended	Ended
	September 30,	September 30,	September 30,	September 30,
	2012	2011	2012	2011

Net sales	$ 6,110,813	$ 5,785,832	$ 16,717,932	$ 17,146,135

Cost of sales	3,596,056	3,590,253	9,985,457	10,690,360
Gross profit	2,514,757	2,195,579	6,732,475	6,455,775

Operating expenses:
Research and development	906,202	996,132	2,746,023	2,513,705
Selling, general and administrative	3,131,409	3,039,552	9,136,112	8,708,299
Total operating expenses	4,037,611	4,035,684	11,882,135	11,222,004

Operating loss	(1,522,854)	(1,840,105)	(5,149,660)	(4,766,229)

Other expense (income), net	41,898	(8,696)	10,793	(13,751)

Loss from continuing operations
before income taxes	(1,564,752)	(1,831,409)	(5,160,453)	(4,752,478)

Income tax expense (benefit)	--	8,155	--	(119,389)
Loss from continuing operations	(1,564,752)	(1,839,564)	(5,160,453)	(4,633,089)
Income (loss) from discontinued operations	--	(15,833)	--	231,755
Net loss	$ (1,564,752)	$ (1,855,397)	$ (5,160,453)	$ (4,401,334)

Preferred stock dividend accretion	283,203	288,145	835,080	362,303
Net loss applicable to common stockholders	$ (1,847,955)	$ (2,143,542)	$ (5,995,533)	$ (4,763,637)

Per share basic and diluted income (loss)
applicable to common stockholders:
Continuing operations	$ (0.14)	$ (0.16)	$ (0.45)	$ (0.38)
Discontinued operations	$ --	$ --	$ --	$ 0.02
Net loss	$ (0.14)	$ (0.16)	$ (0.45)	$ (0.36)

Weighted average number of common
shares outstanding:
Basic and diluted	13,313,901	13,144,326	13,264,362	13,080,766
CAS MEDICAL SYSTEMS, INC.
BALANCE SHEETS
Unaudited

	September 30,	December 31,
	2012	2011

Cash and cash equivalents	$ 9,890,223	$ 11,387,300
Short-term investments	1,253,189	2,490,587
Accounts receivable	3,422,413	2,535,331
Inventories	3,402,944	3,276,568
Other current assets	435,205	299,620
Total current assets	18,403,974	19,989,406

Property and equipment	9,014,423	7,712,998
Less accumulated depreciation	(6,241,424)	(5,583,358)
	2,772,999	2,129,640

Intangible and other assets, net	820,277	704,648
Total assets	$ 21,997,250	$ 22,823,694

Accounts payable	1,547,286	1,340,488
Accrued expenses	1,420,274	1,443,367
Current portion long-term debt	277,221	--
Total current liabilities	3,244,781	2,783,855

Other liabilities	211,159	211,159
Deferred gain on sale and leaseback of property	663,811	764,789
Long-term debt, less current portion	3,088,697	--
Total liabilities	7,208,448	3,759,803

Series A convertible preferred stock	8,802,000	8,802,000
Series A exchangeable preferred stock	5,135,640	5,135,640
Common stock	55,069	54,805
Additional paid-in capital	11,816,027	10,930,927
Treasury stock	(101,480)	(101,480)
Accumulated deficit	(10,918,454)	(5,758,001)
Stockholders' equity	14,788,802	19,063,891

Total liabilities & stockholders' equity	$ 21,997,250	$ 22,823,694
CONTACT: Company Contact
         CAS Medical Systems, Inc.
         Jeffery Baird
         Chief Financial Officer
         (203) 315-6303
         ir@casmed.com

         Investors
         LHA
         Kim Sutton Golodetz (kgolodetz@lhai.com)
         (212) 838-3777
         Bruce Voss (bvoss@lhai.com)
         (310) 691-7100
         @LHA_IR_PR